Exhibit 99.1

SPAR Group, Inc. Reports Fiscal 2022 Second Quarter Results

~ Quarterly Net Revenues $68 million

~ Operating Income Up 25%

~ Net Income Up 123%

AUBURN HILLS, MI, August 16, 2022 – SPAR Group, Inc. (NASDAQ: SGRP) (“SPAR”, “SPAR Group” or the “Company”), a leading global provider of merchandising, marketing, and distribution services today reports financial and operating results for the second quarter and six-month period ended June 30, 2022.

Mike Matacunas, the Company’s President and Chief Executive Officer, commented, “I am pleased with our second quarter. All of our financial metrics were improved, gross profit was up 120 basis points, net income up by more than 2X and we grew our core merchandising business by 27%. If it wasn’t for the pandemic lockdown in Shanghai that impacted our China joint venture and our cycling of the labor law change in Mexico in 2021, our net revenues would have grown by more than 10%.

“Our Americas segment, which includes the United States, Canada, Mexico and Brazil representing approximately 79% of the total business, increased its top line by 4% and operating profit by 58%. At the same time, the Americas gross profit was up 260 basis points demonstrating the value of our services. The U.S. business achieved a record $31.6 million in revenue resulting in an increase of 16% for the quarter. Our business in Brazil grew by 25% and we have won new business with exciting new clients. In addition, in the U.S., we were recently awarded a multi-year distribution center staffing contract worth several million dollars for one of the largest retailers in the U.S. accelerating our plan to expand into distribution and micro-fulfillment services. Clients are responding to our strategy and looking for us to play a larger role in their business, in stores and online.

“The total global pipeline is excellent with a significant number of multi-million-dollar opportunities, our global branding initiative is well under way, our pilot programs for crowd-sourcing and digital merchandising are bringing new ideas and innovation to the marketplace and we are capturing more share from our competitors. This is an exciting time for SPAR and I appreciate how hard all of our associates work every day to create the energy and focus it takes to make a difference for our clients,” concluded Matacunas.

Second Quarter 2022 Financial Results

Net revenues were $67.8 million, comprised of $53.3 million from Americas (79%) and $9.1 million from EMEA (13%), and $5.4 million from APAC (8%). Compared to the prior year quarter, total net revenue increased by 1%, Americas increased over the prior year by 3.9%, EMEA increased by 7.2%, and APAC decreased by 27.2% from the prior year quarter. The Americas were strengthened by strong U.S. merchandising business, expansion in resets/remodels in Canada, and solid revenues in EMEA. This revenue strength was offset mostly by the impact of the APAC (China) pandemic lockdowns and pressure from changes in certain labor law in the Americas (Mexico) in 2021.

Gross profit was $12.9 million, or 19.1% of revenues, compared to $12.0 million, or 17.9% of revenues, in the prior year quarter. Gross profit margins increased by 120 basis points due to strength in the Americas (up 260 basis points) and EMEA (up 120 basis points). Although positive total gross profit margin comparisons quarter over quarter, APAC negatively impacted margins (down 750 basis points) due to the prolonged pandemic lock downs.

Selling, general and administrative (SG&A) expenses were $10.1 million, or 14.9% of revenues, compared to $9.6 million, or 14.3% of revenues, in the prior year quarter. The increase from the prior year quarter was the result of additional expenditures needed to normalize operations following the pandemic versus the same period prior year, as well continued investment in the growth of the business.

Operating income was $2.4 million versus operating income of $1.9 million from the prior year quarter as explained above.

Net income attributable to SPAR Group, Inc. was $1.1 million, or $0.05 per share, compared to $514 thousand, or $0.02 per share, in the year ago quarter. Adjusted net income attributable to SPAR Group, Inc. (1) in the quarter was $1.3 million, or $0.06 per share, compared to $714 thousand, or $0.03 per share, in the year ago quarter.

Consolidated Adjusted EBITDA (1) in the 2022 quarter was $3.0 million, compared to $2.7 million in the prior year. Adjusted EBITDA attributable to SPAR Group, Inc. (1) in the 2022 quarter was $2.1 million, compared to $1.8 million in the prior year.

(1)

Adjusted Net income attributable to SPAR Group, Inc. and Adjusted Diluted earnings per share attributable to SPAR Group, Inc., and Adjusted EBITDA are non-GAAP financial measure as defined and reconciled below.

First Six Months 2022 Financial Results

Net revenues were $126.8 million, comprised of $96.3 million from Americas (76%) and $18.3 million from EMEA (14%), and $12.2 million from APAC (10%). Compared to the prior first half, total net revenue decreased by 1%, the Americas revenues were flat compared to the prior year first half, EMEA increased by 13%, and APAC decreased by 22% from the prior year first half.

Gross profit was $24.8 million, or 19.5% of revenues, compared to $24.3 million, or 18.9% of revenues, in the prior year quarter. Gross profit margins increased by 60 basis points, due to strength in the Americas (up 120 basis points) and EMEA (up 210 basis points). Although positive total gross profit margin comparisons period over period, APAC negatively impacted margins by 380 basis points due to the prolonged pandemic lock downs.

Selling, general and administrative (SG&A) expenses were $19.3 million, or 15.3% of revenues, compared to $18.6 million, or 14.5% of revenues, in the prior year period. The increase from the prior year quarter was the result of additional expenditures needed to normalize operations following the pandemic versus the same period prior year, as well continued investment in the growth of the business.

Operating income was $4.4 million versus operating income of $4.6 million from the prior year first half as explained above.

Net income attributable to SPAR Group, Inc. was $1.8 million, or $0.08 per share, compared to $1.4 million, or $0.07 per share, in the six months of 2021. Adjusted net income attributable to SPAR Group, Inc. (1) in the first half was $1.8 million, or $0.08 per share, compared to $1.8 million, or $0.08 per share, in the year ago period.

Consolidated Adjusted EBITDA (1) in the 2022 first half was $5.4 million, compared to $6.2 million in the prior year period. Adjusted EBITDA attributable to SPAR Group, Inc. (1) in the 2022 first half was $3.6 million, compared to $4.2 million in the prior year period.

(1)

Adjusted Net income attributable to SPAR Group, Inc. and Adjusted Diluted earnings per share attributable to SPAR Group, Inc., and Adjusted EBITDA are non-GAAP financial measure as defined and reconciled below.

Financial Position as of June 30, 2022

The Company’s total worldwide liquidity at the end of the second quarter was $16 million, with $12.4 million in cash, cash equivalents and restricted cash and $3.3 million of unused availability as of June 30, 2022. For the six months ended June 30, 2022, net cash used in operating activities was $3.5 million and capital expenditures, including capitalized software, was $794 thousand. The Company ended the period with positive net working capital of $22.9 million at June 30, 2022.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the second quarter and six months ended June 30, 2022. To access the call, live by phone, dial (877) 270-2148 (Domestic), (412)-902-6510 (International) and ask for the SPAR Group call at least 10 minutes prior to the start time. A telephonic replay will be available through August 26, 2022, by calling (877) 344-7529 using passcode ID 4857233#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at https://investors.sparinc.com/events-and-presentations.

About SPAR Group, Inc.

SPAR Group is a leading global merchandising and marketing services company, providing a broad range of services to retailers, manufacturers, and distributors around the world. With more than 50 years of experience, 25,000+ merchandising specialists around the world, an average of 200,000+ store visits a week and long-term relationships with some of the world’s leading manufacturers and retail businesses, we provide specialized capabilities across more than nine countries. Our unique combination of scale, merchandising and marketing expertise, combined with our unwavering commitment to excellence, separate us from the competition. For more information, please visit the SPAR Group’s website at http://www.sparinc.com.

Cautionary Note Regarding Forward-Looking Statements

This Press Release contains, and the above referenced recorded comments, will contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, made by, or respecting, SPAR Group, Inc. (“SGRP”) and its subsidiaries (together with SGRP, “SPAR”, “SPAR Group” or the “Company”), filed in a Current Report on Form 10-Q by SGRP with the Securities and Exchange Commission (the “SEC”) on November 15, 2021. There also are forward-looking statements contained in SGRP’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, as filed with the SEC on April 15, 2022, and SGRP’s First Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2020, as filed with the SEC on May 2, 2022 (as so amended, the “Annual Report”), in SGRP’s amended definitive Proxy Statement respecting its Annual Meeting of Stockholders held on August 12, 2021, which SGRP filed with the SEC on July 20, 2021 (the “Proxy Statement”), and the SGRP’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and statements as and when filed with the SEC (including the Quarterly Report, the Annual Report and the Proxy Statement, the Information Statement, the Second Special Meeting Proxy/Information Statement, each a “SEC Report”). “Forward-looking statements” are defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable federal and state securities laws, rules and regulations, as amended (together with the Securities Act and Exchange Act, the “Securities Laws”).

The forward-looking statements made by the Company in this Press Release may include (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company’s corporate strategic objectives. The Company’s forward-looking statements also include, in particular and without limitation, those made in “Business”, “Risk Factors”, “Legal Proceedings”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report. You can identify forward-looking statements in such information by the Company’s use of terms such as “may”, “will”, “expect”, “intend”, “believe”, “estimate”, “anticipate”, “continue”, “plan”, “project” or similar words or variations or negatives of those words.

You should carefully consider (and not place undue reliance on) the Company’s forward-looking statements, risk factors and the other risks, cautions and information made, contained or noted in or incorporated by reference into this Press Release, the Annual Report, the Proxy Statement and the other applicable SEC Reports that could cause the Company’s actual performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievement, results, risks, trends or condition) to differ materially from the performance or condition planned, intended, anticipated, estimated or otherwise expected by the Company (collectively, “expectations”) and described in the information in the Company’s forward-looking and other statements, whether expressed or implied. Although the Company believes them to be reasonable, those expectations involve known and unknown risks, uncertainties, and other unpredictable factors (many of which are beyond the Company’s control) that could cause those expectations to fail to occur or be realized or such actual performance or condition to be materially and adversely different from the Company’s expectations. In addition, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Accordingly, the Company cannot assure you that its expectations will be achieved in whole or in part, that the Company has identified all potential risks, or that the Company can successfully avoid or mitigate such risks in whole or in part, any of which could be significant and materially adverse to the Company and the value of your investment in SGRP’s Common Stock.

You should also carefully review the risk factors described in the Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information made, contained or noted in or incorporated by reference into the Annual Report, the Proxy Statement or other applicable SEC Report. All forward-looking and other statements or information attributable to the Company or persons acting on its behalf are expressly subject to and qualified by all such risk factors and other risks, cautions and information.

The Company does not intend or promise, and the Company expressly disclaims any obligation, to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

Company Contact:

SPAR Group, Inc.

Fay DeVriese, Chief Financial Officer

Tel: 248-364-8450

Investor Relations Contact:

Three Part Advisors, LLC

Sandy Martin / Phillip Kupper

Tel: 214-616-2207

- Financial Statements Follow –

SPAR Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net revenues	$67,799	$67,176	$126,794	$128,273
Related Party - Cost of revenues	2,521	1,979	4,666	3,843
Cost of revenues	52,330	53,191	97,348	100,165
Gross profit	12,948	12,006	24,780	24,265
Selling, general and administrative expense	10,084	9,585	19,338	18,595
Depreciation and amortization	507	534	1,017	1,064
Operating income	2,357	1,887	4,425	4,606
Interest expense	178	129	328	277
Other expense (income), net	(149)	5	(237)	(70)
Income before income tax expense	2,328	1,753	4,334	4,399

Income tax expense	715	621	1,266	1,486
Net income	1,613	1,132	3,068	2,913
Net (income) attributable to non-controlling interest	(464)	(618)	(1,247)	(1,482)
Net income attributable to SPAR Group, Inc.	$1,149	$514	$1,821	$1,431
Basic and diluted income per common share:	$0.05	$0.02	$0.08	$0.07
Weighted average common shares – basic	21,808	21,262	21,696	21,225
Weighted average common shares – diluted	21,935	21,617	21,831	21,600

SPAR Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$12,402	$13,473
Accounts receivable, net	63,636	54,171
Prepaid expenses and other current assets	5,769	4,382
Total current assets	81,807	72,026
Property and equipment, net	2,923	2,929
Operating lease right-of-use assets	1,297	1,781
Goodwill	4,171	4,166
Intangible assets, net	2,289	2,295
Deferred income taxes	5,803	4,468
Other assets	1,927	1,351
Total assets	$100,217	$89,016
Liabilities and equity
Current liabilities:
Accounts payable	$10,345	$8,943
Accrued expenses and other current liabilities	23,547	22,031
Due to affiliates	3,024	3,270
Customer incentives and deposits	2,880	3,901
Lines of credit and short-term loans	18,481	11,042
Current portion of operating lease liabilities	655	1,019
Total current liabilities	58,932	50,206
Operating lease liabilities, less current portion	643	762
Long-term debt and other liabilities	700	700
Total liabilities	60,275	51,668
Commitments and contingencies
Equity:
SPAR Group, Inc. equity
Preferred stock - Series B	17	-
Common stock	218	213
Treasury stock	(193)	(104)
Additional paid-in capital	20,760	17,231
Accumulated other comprehensive loss	(5,663)	(5,028)
Retained earnings	9,260	7,439
Total SPAR Group, Inc. equity	24,399	19,751
Non-controlling interest	15,543	17,597
Total equity	39,942	37,348
Total liabilities and equity	$100,217	$89,016

SPAR Group, Inc.

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net income	$3,068	$2,913
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	1,017	1,064
Non-cash lease expense	483	782
Bad debt expense, net of recoveries	53	139
Share-based compensation	280	282
Majority stockholders change in control agreement	(420)	-
Changes in operating assets and liabilities:
Accounts receivable	(9,438)	(10,377)
Prepaid expenses and other assets	(1,971)	(867)
Accounts payable	1,413	3,269
Operating lease liabilities	(483)	(782)
Accrued expenses, other current liabilities and customer incentives and deposits	2,470	4,586
Net cash (used in) provided by operating activities	(3,528)	1,009

Investing activities
Purchases of property and equipment and capitalized software	(794)	(890)
Partners' investment in subsidiary	-	4
Net cash (used in) investing activities	(794)	(886)

Financing activities
Borrowings under line of credit	21,885	35,298
Repayments under line of credit	(14,446)	(33,205)
Payments from stock options exercised	-	(68)
Net cash provided by financing activities	7,439	2,025

Effect of foreign exchange rate changes on cash	(4,188)	(1,419)
Net change in cash and cash equivalents	(1,071)	729
Cash, cash equivalents and restricted cash at beginning of period	13,473	15,972
Cash, cash equivalents and restricted cash at end of period	$12,402	$16,701

Reconciliation of GAAP to Non-GAAP Financial Measures

Adjusted net income attributable to SPAR Group and related per share amounts represents net income attributable to SPAR Group adjusted for the removal of a one-time positive adjustment related to the majority stockholders change of control agreement accrued in 2021 and realized in January of 2022. Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted net income attributable to SPAR Group and per share amounts, and Adjusted EBITDA because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to these measures for the periods presented:

SPAR Group, Inc.

Net Income (Loss) attributable to SPAR Group, Inc. to

Adjusted Net Income (Loss) attributable to SPAR Group, Inc. Reconciliation

Diluted earnings per share attributable to SPAR Group, Inc. to

Adjusted Diluted earnings per share attributable to SPAR Group, Inc. Reconciliation

Fiscal Three and Six Months Ended June 30, 2022 and 2021

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Net Income (Loss) attributable to SPAR Group Inc.	1,149	514	1,821	1,431
Add-back one-time impact (net of taxes)	103	200	(70)	391
Adjusted Net Income (Loss) attributable to SPAR Group, Inc.	1,252	714	1,751	1,822

Diluted earnings per share attributable to SPAR Group, Inc.	$0.05	$0.02	$0.08	$0.07
Add-back one-time impact (net of taxes)	$0.00	$0.01	$(0.00)	$0.02
Adjusted Diluted earnings per share attributable to SPAR Group, Inc.	$0.06	$0.03	$0.08	$0.08

SPAR Group, Inc.

Net Income (Loss) to Consolidated Adjusted EBITDA to

Adjusted EBITDA attributable to SPAR Group, Inc. Reconciliation

Fiscal Three and Six Months Ended June 30, 2022 and 2021

	3 Months Ended June 30,		6 Months Ended June 30,
	2022	2021	2022	2021
Consolidated Net Income	$1,613	$1,132	$3,068	$2,913
Depreciation and amortization	507	534	1,017	1,064
Interest expense	178	129	328	277
Income Tax expense	715	621	1,266	1,486
Other income	(149)	5	(237)	(70)
Consolidated EBITDA	2,864	2,421	5,443	5,669
Share based compensation	130	183	280	282
Legal costs / Settlements - non-recurring	0	70	(368)	213
Board-related one off costs, e.g. retirement costs	0	0	0	0
Acquisition-related expenses	0	0	0	0
Restructuring expenses	0	0	0	0
Consolidated Adjusted EBITDA	$2,994	$2,673	$5,355	$6,164
Adjusted EBITDA attributable to non controlling interest	(861)	(856)	(1,740)	(2,013)
Adjusted EBITDA attributable to SPAR Group, Inc.	$2,133	$1,817	$3,615	$4,151

Ratios:
Net Income % of Consolidated Revenues	2.4%	1.7%	2.4%	2.3%
Consolidated Adjusted EBITDA % of Consolidated Revenues	4.4%	4.0%	4.2%	4.8%
Adjusted EBITDA attributable to SPAR % of Consolidated Revenues	3.1%	2.7%	2.9%	3.2%